                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[x] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                           Prentiss Properties Trust
         (Name of Registrant as Specified In Its Declaration of Trust)

                  ___________________________________________

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                                         ----------------------
     (5)  Total fee paid:
                         ------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
                                -----------------------------------------------
    (2)  Form, Schedule or Registration Statement no.:
                                                      -------------------------
    (3)  Filing Party:
                      ---------------------------------------------------------
    (4)  Date Filed:
                    -----------------------------------------------------------

PRENTISS PROPERTIES TRUST
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220




March 31, 2000


Dear Shareholder:

Your Board of Trustees joins me in extending an invitation to attend the 2000 Annual Meeting of our shareholders which will be held on Wednesday, May 10, 2000 at the Embassy Suites Hotel, 3880 West Northwest Highway, Dallas, Texas 75220. The meeting will start promptly at 11:00 a.m., local time.

We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business. There will also be important items which are required to be acted upon by our shareholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

Very sincerely yours,

/s/ MICHAEL V. PRENTISS
Michael V. Prentiss
Chairman of the Board

                           Prentiss Properties Trust
                          3890 West Northwest Highway
                              Dallas, Texas 75220

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON May 10, 2000

To the Shareholders
of Prentiss Properties Trust:

     The 2000 Annual Meeting of the shareholders (the "Annual Meeting") of Prentiss Properties Trust (the "Company") will be held on Wednesday, May 10, 2000 at the Embassy Suites Hotel at 3880 W. Northwest Highway, Dallas, Texas 75220 at 11:00 a.m., local time, for the following purposes:

     1. To elect two Class I trustees of the Company to serve until the 2003 Annual Meeting of our shareholders, and until the respective successor of each is duly elected and qualified;

     2. To approve amendments to the Company's Trustees' Share Incentive Plan (the "Trustees Plan") to increase (i) the annual fee of the Company's Independent Trustees to $25,000 per year payable in quarterly grants of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares") and (ii) the number of options to purchase Common Shares granted annually to the Independent Trustees to 7,500; and

     3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

     The Board of Trustees has fixed the close of business on March 17, 2000 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of the Common Shares at the close of business on the record date (the "Shareholders") will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of Shareholders entitled to vote at the Annual Meeting will be available for examination by any Shareholder at the Company's principal executive offices at 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220, for purposes pertaining to the Annual Meeting.

     We have included along with this notice a Proxy Statement, the 1999 Annual Report to Shareholders and the Company's Form 10-K, which describe certain of the Company's activities during 1999 and contain the Company's financial statements for the year ended December 31, 1999. The Annual Report and Form 10-K do not form any part of the material for solicitation of proxies.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. If you attend the Annual Meeting, you may revoke your proxy at any time prior to the time it is voted, including by voting in person at the Annual Meeting, even if you have previously returned your proxy card.

By Order of the Board of Trustees

/s/ GREGORY S. IMHOFF
Gregory S. Imhoff
Senior Vice President and Secretary

Dallas, Texas
March 31, 2000

                           PRENTISS PROPERTIES TRUST
                      3890 W. Northwest Highway, Suite 400
                              Dallas, Texas 75220

              ___________________________________________________

                                 PROXY STATEMENT
              ___________________________________________________


                      2000 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON May 10, 2000


                                  INTRODUCTION

     This proxy statement and the accompanying proxy card and notice of annual meeting is provided in connection with the solicitation of proxies by the Board of Trustees of Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), for use at the annual meeting of shareholders to be held at the Embassy Suites Hotel, 3880 W. Northwest Highway, Dallas, Texas 75220, on Wednesday, May 10, 2000 at 11:00 a.m., local time (the "Annual Meeting") and any adjournments thereof. The mailing address of the principal executive offices of the Company is 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220. This proxy statement and the proxy card and notice of Annual Meeting, all enclosed herewith, are first being mailed to the shareholders of record of the Company on or about March 31, 2000. The date of this proxy statement is March 31, 2000.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the holders of record (the "Shareholders") of common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Company on March 17, 2000 will vote upon the following matters:

     (1) The proposal to elect two Class I trustees of the Company to serve until the 2003 Annual Meeting of the Company's shareholders and until the respective successor of each is duly elected and qualified ("Proposal One");

     (2) To approve amendments to the Company's Trustees' Share Incentive Plan (the "Trustees Plan") to increase (i) the annual fee of the Company's Independent Trustees to $25,000 per year payable in quarterly grants of Common Shares and (ii) the number of options to purchase Common Shares granted annually to the Independent Trustees to 7,500 ("Proposal Two"); and

     (3) The transaction of such other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

  The Board of Trustees recommends that you vote "FOR" each of Proposal One and Proposal Two.

                             RECORD DATE AND VOTING

Record Date and Shareholders List

     The Board of Trustees has established the close of business on March 17, 2000 as the record date (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on the Record Date, the Company had 36,073,247 Common Shares outstanding.

  A list of Shareholders entitled to vote at the Annual Meeting, which will be arranged in alphabetical order and which will show each Shareholder's address and the number of shares registered in his or her name, will be open to any Shareholder to examine for any purpose related to the Annual Meeting. Any Shareholder may examine this list during ordinary business hours commencing March 31, 2000, and continuing through the date of the Annual Meeting at the principal office of the Company, at 3890 West Northwest Highway, Dallas, Texas 75220.

The Proxy

     The solicitation of proxies is being made primarily by mail and Internet. The cost of preparing and mailing this proxy statement and the accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph or personally by officers and employees of the Company, will be borne by the Company.

     The Board of Trustees has selected Gregory S. Imhoff and J. Kevan Dilbeck as proxies, and they are named as such on the proxy card. The proxy will be voted as specified by the Shareholder in the spaces provided on the proxy card, or if no specification is made, it will be voted in favor of the proposals. A Shareholder giving a proxy has the power to revoke it either by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting or by attending the Annual Meeting and voting in person. Beneficial owners of the Company's Common Shares held in the name of a broker or other intermediary may vote and revoke a previous vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

     In voting by proxy in regard to Proposal One, Shareholders may vote in favor of all of the nominees, withhold their votes as to all of the nominees, or withhold their votes as to any specified nominee. Shareholders may not abstain with respect to the election of trustees. With regard to Proposal Two, Shareholders may vote in favor of the proposal, against the proposal or abstain from voting with respect to the proposal.

Quorum, Required Vote and Voting Rights

     Quorum. The presence, in person or by proxy, of Shareholders holding a majority of the outstanding Common Shares on the Record Date will constitute a quorum at the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and shares that are "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted as shares present and entitled to vote in determining whether a quorum is present at the Annual Meeting. The election inspectors appointed for the Annual Meeting will determine the number of Common Shares present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots. Unless a quorum is present at the Annual Meeting, no action may be taken at the meeting except the adjournment thereof until a later time.

     Required Vote. With respect to Proposal One, a plurality of all the votes cast by Shareholders, in person or by proxy, will elect each nominee for trustee. Votes "withheld" from a trustee-nominee also have the effect of a negative vote since a plurality of the shares cast at the Annual Meeting is required for the election of each trustee. Shareholders may not abstain from voting with respect to the election of trustees. "Broker non-votes" relate to shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or person entitled to vote thereon. Because the election of trustees is a routine matter for which specific instructions from beneficial owners will not be required, no "broker non-votes" will arise in the context of Proposal One.

     Approval of Proposal Two requires the majority of the votes cast at the Annual Meeting by Shareholders present in person or by proxy. Abstentions from voting on Proposal Two will not be counted as votes cast and therefore will have no effect on the outcome of the proposal. Broker non-votes will not be treated as a vote cast with respect to Proposal Two and therefore will have no effect on the outcome of such proposal.

     Voting Rights. With respect to each proposal, each Shareholder will be entitled to one vote per Common Share held by the Shareholders as of the Record Date.

                                  PROPOSAL ONE
                              ELECTION OF TRUSTEES

Nominees for Election to the Board of Trustees

     The Company's declaration of trust divides the Board of Trustees into three classes as nearly equal in number as possible, with each class serving a term of three years. A plurality of all the votes cast by Shareholders, in person or by proxy, will elect each nominee for trustee. The Board of Trustees has set the number of trustees constituting the current Board of Trustees at seven, two of whom will be elected at the Annual Meeting.

     The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such a capacity. The Board of Trustees has nominated two of the present Class I trustees, Thomas F. August and Lawrence A. Wilson, to serve as Class I trustees until the Company's annual meeting in 2003 and until the respective successor of each is duly elected and qualified. The remaining members of the Board of Trustees will continue as members thereof until their respective terms expire, as indicated below, or until their respective successors are duly elected and qualified.

     If any nominee becomes unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the proxy card are expected to consult with management of the Company in voting the shares represented by them. The Board of Trustees has no reason to doubt the availability of the nominees, and each has indicated his willingness to serve as a trustee of the Company if reelected by the Shareholders at the Annual Meeting.

________________________________________________________________________________

                   NOMINEES FOR ELECTION AS CLASS I TRUSTEE
                             (TERM EXPIRING 2003)
________________________________________________________________________________



THOMAS F. AUGUST, age 51, serves as President and Chief Executive Officer and Trustee of the Company and has served in such capacity since October of 1999 when he became Chief Executive Officer. Prior to that time he was President and Chief Operating Officer since the Company's formation in October 1996. Mr. August had served as President and Chief Operating Officer of Prentiss Properties Limited, Inc., an affiliate of the Company (the "Manager"), since 1992. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of the Manager. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. ("Cadillac Urban"). Prior to joining Cadillac Urban in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the upper Midwest. Mr. August holds a B.A. degree from Brandeis University and an MBA degree from Boston University.

Committees:  None



LAWRENCE A. WILSON, age 64, currently serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October 1996. Mr. Wilson is Chairman of The Beck Company and President and Chief Executive Officer of HCBECK, Inc., a construction and real estate services company, each of which are members of The Beck Group. Mr. Wilson also serves as a director of TU Electric. Mr. Wilson holds an L.L.B. degree from the Woodrow Wilson College of Law in Atlanta, Georgia and is a graduate of the Emory University Advanced Management Program.

Committees:  Compensation

     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL ONE.
                                                         ---

Committees and Meetings of the Board of Trustees

     Trustee Meetings. The business of the Company is under the general management of its Board of Trustees as required by the Company's declaration of trust, bylaws and the laws of Maryland. Nominations of persons for election to the Board of Trustees may be made at an annual meeting of shareholders (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees or (iii) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in the Company's bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the Company's bylaws. Only such persons who are nominated in accordance with the procedures set forth in the Company's bylaws shall be eligible to serve as Trustees. The Company's declaration of trust requires that a majority of the Company's trustees must not be officers or employees of the Company or affiliates of any subsidiary of the Company or any partnership which is an affiliate of the Company ("Independent Trustees"). There are presently seven trustees, including five Independent Trustees. The Board of Trustees held 8 meetings during 1999, and all of the Trustees attended at least 75% of those meetings.

     The Board of Trustees presently has an Audit Committee and a Compensation Committee. The Board of Trustees has no standing Nominating Committee and the entire Board of Trustees acts in such capacity. The Board may, from time to time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

     Audit Committee. The Board of Trustees has established an Audit Committee which currently consists of three Independent Trustees, Messrs. Steinhart, Riggs and Parker. The Board of Trustees has adopted a written charter for the Audit Committee attached hereto as Exhibit A. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held 4 meetings during 1999.

     Compensation Committee. The Board of Trustees has established a Compensation Committee which currently consists of three Independent Trustees, Messrs. Riggs, Wilson and Hynes. The Compensation Committee determines compensation for the Company's executive officers, establishes salaries of and awards of performance-based bonuses to the Company's executive officers, and determines awards of restricted shares and grants of share options under the Company's share incentive plans. The Compensation Committee held 2 meetings during 1999.

                 TRUSTEES AND EXECUTIVE OFFICERS OF THE COMPANY

Trustees and Executive Officers

     The following table sets forth certain information with respect to the Trustees and executive officers of the Company. The Board of Trustees currently consists of seven members, five of whom are Independent Trustees.

             Name                 Age                                 Position with Company
             ----                 ---                                 ---------------------
Michael V. Prentiss                  56  Chairman of the Board of Trustees (Class III - Term will expire in 2002)
Thomas F. August                     51  President, Chief Executive Officer and Trustee (Class I - Term will expire in
                                         2003 if the Proposal is approved)*
Thomas J. Hynes, Jr.                 60  Independent Trustee (Class III - Term will expire in 2002)
Barry J.C. Parker                    52  Independent Trustee (Class III - Term will expire in 2002)
Dr. Leonard M. Riggs, Jr.            57  Independent Trustee (Class II - Term will expire in 2001)
Ronald G. Steinhart                  59  Independent Trustee (Class II - Term will expire in 2001)
Lawrence A. Wilson                   64  Independent Trustee (Class I - Term will expire in 2003 if the Proposal is approved)*
Dennis J. DuBois                     54  Executive Vice President and Managing Director, Southwest Region
Lawrence J. Krueger                  44  Executive Vice President and Managing Director, Midwest Region
Robert K. Wiberg                     43  Executive Vice President and Managing Director, Mid-Atlantic and Southeast
                                         Regions
Christopher M. Hipps                 38  Senior Vice President and Managing Director, Western Region
Peter O. Hausmann                    57  Executive Vice President and Managing Director, Northeast Region
Richard J. Bartel                    49  Executive Vice President and Chief Administrative Officer
Michael A. Ernst                     39  Senior Vice President and Chief Financial Officer

_________________
*Messrs. August and Wilson have been nominated for re-election at the Annual Meeting to be held on May 10, 2000.


     The following are biographical summaries of the executive officers of the Company and the Trustees not standing for re-election:


THOMAS J. HYNES, JR. serves as an Independent Trustee, hereinafter defined, of the Company and has served in such capacity since the Company's formation in October 1996. Mr. Hynes is President of Meredith & Grew Incorporated, a Boston-based real estate brokerage firm, and has served in that capacity since 1988. Mr. Hynes has been employed by Meredith & Grew Incorporated since 1965 during which time he has held various offices. Mr. Hynes holds a B.A. degree from Boston College.

BARRY J.C. PARKER serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October 1996. Mr. Parker is the President and Chief Executive Officer of Luby's, Inc., a regional restaurant chain. Mr. Parker is also a past Chairman of the Board, President and Chief Executive Officer of County Seat, Inc., a nationwide chain of 750 specialty apparel stores. Prior to joining County Seat, Inc. in 1985, Mr. Parker worked for the Children's Place, Inc. for 10 years and held various offices with that company including Senior Vice President and Chief Financial Officer, and Vice President and General Merchandising Manager. Mr. Parker worked for Federated Department Stores, Inc. prior to 1975 and held various management positions with that company's F&R Lazarus Department Store division. Mr. Parker holds a B.A. degree from Washington University in St. Louis and an MBA degree from the University of Pennsylvania's Wharton School of Finance and Commerce.

MICHAEL V. PRENTISS serves as Chairman of the Board of the Company. Prior to October of 1999, Mr. Prentiss also held the position of Chief Executive Officer of the Company and had served in such capacity since the Company's formation in October 1996. Mr. Prentiss, the founder of the Manager, has over 26 years experience in real estate development, acquisitions, and investment management and has acquired or developed properties with an aggregate value in excess of $4 billion. From 1987 to 1992, he served as President and Chief Executive Officer of the Manager, and since 1992, he has served as its Chairman and Chief Executive Officer. From 1978 to 1987, Mr. Prentiss served as President of Cadillac Urban, Executive Vice President and member of the Board of Directors of The Cadillac Fairview Corporation Limited ("Cadillac Fairview"), and a member of Cadillac Fairview's Executive Committee. Cadillac Urban was the largest business unit of Cadillac Fairview, responsible for all of its office, mixed-use and suburban office park development activity in the U.S. and Canada. Prior to 1978, Mr. Prentiss was President of Ackerman Development Company. Mr. Prentiss is a Baker Scholar graduate of Harvard Graduate School of Business Administration. He holds a Bachelor of Science degree in Civil Engineering and a B.A. degree in Business Administration from Washington State University.

DR. LEONARD M. RIGGS, JR. serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October 1996. Dr. Riggs is Chief Executive Officer of EmCare, Inc., a publicly-held physician practice management company specializing in emergency medicine. Dr. Riggs founded EmCare, Inc. as Emergency Health Service Associates in 1972. Dr. Riggs has also served as the Director of Emergency Medicine at Baylor University Medical Center since 1974. Dr. Riggs is past president of the American College of Emergency Physicians. He holds a B.S. degree from Centenary College of Shreveport, Louisiana and an M.D. degree from the University of Texas Southwestern Medical School in Dallas, Texas.

RONALD G. STEINHART serves as an Independent Trustee of the Company and has served in such capacity since the Company's formation in October 1996. Mr. Steinhart is Vice Chairman of Bank One Texas, N.A. and has served in that capacity since January 2000. Prior to January 2000, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One Texas, N.A. and served in that capacity since 1995. He was also appointed as Regional Executive for Banc One Corporation's operations in Oklahoma, Arizona, Colorado and Utah in 1995. Prior to 1995, Mr. Steinhart served as President and Chief Operating Officer of Bank One Texas, N.A. to which he was appointed in 1992 in connection with the merger of Team Bank into Bank One Texas, N.A. Prior to that merger, Mr. Steinhart served as Chairman and Chief Executive Officer of Team Bank, which he founded as Deposit Guaranty Bank in 1988. Mr. Steinhart served as President and Chief Operating Officer of InterFirst Corporation from 1981 to 1987. Prior to joining InterFirst Corporation in 1980, Mr. Steinhart organized investors to charter and purchase six banks. Mr. Steinhart holds a B.B.A. degree in accounting and an MBA in finance from the University of Texas in Austin. He is also a Certified Public Accountant.

DENNIS J. DUBOIS serves as Executive Vice President and the Managing Director of the Company's Southwest Region. He is also responsible for development and construction activities for the approximately 1.6 million square foot Park West Office Park, and Park West Commerce Center, a 366-acre industrial park, both in suburban Dallas. Mr. DuBois served as Executive Vice President of the Manager since 1994 and from 1987 to 1993 as its General Counsel. He has more than 22 years of real estate experience in acquisitions, development and leasing of major buildings and mixed-use urban properties. Beginning in 1981, Mr. DuBois served as General Counsel for

Cadillac Urban. Before joining Cadillac Urban in 1981, Mr. DuBois was a partner in a prominent Baltimore law firm. Mr. DuBois holds a B.A. degree from the University of Massachusetts and a J.D. from the University of Maryland Law School. He is a member of the Order of the Coif and a member of the Bar in the state of Maryland.

LAWRENCE J. KRUEGER serves as Executive Vice President and the Managing Director of the Company's Midwest Region. Mr. Krueger has served in that capacity for the Manager since 1994. He also has primary responsibility for the development and construction of the 525-acre Continental Executive Parke office and light industrial complex in suburban Chicago. He served as Senior Vice President-- Development of the Manager from 1990 to 1994, Vice President--Development of the Manager from 1987 to 1990 and Vice President--Development of Cadillac Urban from 1986 to 1997. Mr. Krueger holds a B.A. degree in Business from Indiana University and a Masters degree in Urban Land Economics and Real Estate Investment Analysis from the University of Wisconsin, Madison. He is a member of the National Association of Industrial and Office Parks, the Industrial Development Research Council and the Japan-American Society of Chicago.

ROBERT K. WIBERG serves as Executive Vice President and the Managing Director of the Company's Mid-Atlantic and Southeast Regions. Prior to 1998, Mr. Wiberg served as a Senior Vice President and Managing Director. From 1990 to 1995 he served as Vice President for Development and Acquisitions. Prior to joining Cadillac Fairview in 1984, Mr. Wiberg was employed by Coldwell Banker in its Los Angeles office. As Vice President of Development and Acquisitions, Mr. Wiberg was responsible for the Manager's development in Washington, D.C. and Northern Virginia, including the Fairview Park project. Mr. Wiberg holds an MBA degree from the University of California at Berkeley, a Masters degree in City and Regional Planning from Harvard University, and a B.A. degree from Cornell University.

CHRISTOPHER M. HIPPS serves as the Senior Vice President and Managing Director of the Company's West Region. Mr. Hipps is responsible for leasing, development, construction, property management, facilities management, acquisition, and business development in the West Region. His duties include overseeing contract and lease administration, personnel staffing and development, implementation of annual business plans and providing current information on operating expenses for the Company's West Region. Mr. Hipps started his career in the Washington, D.C. offices of Cadillac Fairview. In Washington, he was involved in the leasing of the award-winning 1001 Pennsylvania Avenue. He subsequently was responsible for marketing activities for the Company's master-planned development, Fairview Park, located in Northern Virginia. In 1992, Mr. Hipps moved to the Company's corporate office in Dallas, Texas. While in Dallas, he has held various responsibilities, including CBD leasing assignments, the Company's acquisitions in Houston, regional marketing of the Company's property management business and worked on the development of properties in Austin, Texas. Mr. Hipps holds a Texas real estate license and has been involved in various organizations such as NAIOP and the Real Estate Council. He received a BBA from Southern Methodist University.

PETER O. HAUSMANN serves as Executive Vice President and Managing Director of the Company's Northeast Region. Mr. Hausmann was a General Partner of Terramics Property Company which he founded in 1983 before it merged with the Company in October 1997. Mr. Hausmann has been in the real estate business for thirty years. Mr. Hausmann received a B.A. degree from Hamilton College and an MBA from Rutgers University before serving as a First Lieutenant in the U.S. Army with service in Vietnam. Mr. Hausmann is currently Chairman of Natural Lands Trust, a Board Member of The Nature Conservancy in Pennsylvania and serves on several other non-profit Boards. He recently retired as Chairman of Chester County Planning Commission.

RICHARD J. BARTEL serves as Executive Vice President and the Chief Administrative Officer. Prior to March 1999, Mr. Bartel was President of the Company's property management business, including quality control, management training and day-to-day operations. Mr. Bartel served as Senior Vice President of Financial Operations of the Manager from 1989 to 1995, Vice President of Financial Operations of the Manager from 1987 to 1989 and Vice President of Financial Operations of Cadillac Urban from 1986 to 1987. Mr. Bartel holds a B.S. degree in Accounting from the University of Illinois and a Masters in Management from Northwestern University's Kellogg Graduate School of Management. He is also a Certified Public Accountant and a Certified Commercial Investment Manager.

MICHAEL A. ERNST serves as Senior Vice President and Chief Financial Officer of the Company and has responsibility for capital planning, financial strategy, corporate accounting, raising capital, evaluating new investment opportunities and investor relations. Mr. Ernst joined the Company in 1997 as Vice President and Treasurer and was promoted to Chief Financial Officer in March 1999. Prior to joining the Company, Mr. Ernst served as a Senior Vice President in Bank of America's Real Estate Finance Group where he managed a team of lenders covering national accounts including many public real estate companies. Mr. Ernst holds an MBA with a focus on Real Estate and Finance, and a B.A. in American Government, both from the University of Virginia. Mr. Ernst has been a member of the Associate Leadership Council of the Real Estate Council and is currently a member of the executive committee of the Board of Directors of the Dallas Area Habitat for Humanity.


Terms of Office

     The officers of the Company are elected annually by the Board of Trustees at a meeting held before each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or until death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Trustees may be removed by the Board of Trustees whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires executive officers and Trustees, and persons who beneficially own more than 10% of the Common Shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, Trustees and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies furnished to the Company and representations from the executive officers and Trustees, the Company believes that all Section 16(a) filing requirements for the year ended December 31, 1999 applicable to its executive officers, Trustees and greater than 10% beneficial owners were satisfied. Based on written representations from the executive officers and Trustees, the Company believes that no Forms 5 for Trustees, officers and greater than 10% beneficial owners were required to be filed with the SEC for the period ended December 31, 1999.

                             EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

     During 1999, the Company's Compensation Committee of the Board of Trustees consisted of Messrs. Hynes, Riggs and Wilson, all of whom are Independent Trustees. The Company did not have a policy during 1999 prohibiting its executive officers from participating in deliberations of the Board of Trustees regarding executive compensation. Consequently, Messrs. Prentiss and August, who are also trustees of the Company, were present during, and participated in, the deliberations of the Board of Trustees regarding executive compensation during 1999. However, Messrs. Prentiss and August did not vote with respect to such actions by the Board of Trustees and the Compensation Committee.

Summary Compensation Table

     The following table sets forth the annual and long-term compensation with respect to the Chief Executive Officer of the Company and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for services rendered during 1999, 1998 and 1997.

                                                                                                           Long-Term
                                                       Annual Compensation                                Compensation
                                                  ---------------------------------------       ---------------------------------
                                                                                  Other                                Securities
                                                                                 Annual                 Restricted     Underlying
            Name and Principal                                                   Compen-               Stock Awards     Options
                 Position                   Year  Salary ($)  Bonus($)(1)       sation($)                   ($)        SARs (#)(7)
                 --------                   ----  ----------  -----------       ---------                   ---        -----------
Michael V. Prentiss.......................  1999   $297,917   $363,000            $  1,746              $514,063(6)      75,000
 Chairman of the Board                      1998    266,666    299,063                  --                    --             --
                                            1997    209,683    235,913                  --                    --        200,000

Thomas F. August..........................  1999   $265,417   $269,500(2)         $ 15,538              $370,125(6)      55,000
 President and                              1998    237,500    221,113                  --                    --             --
 Chief Executive Officer                    1997    191,490    209,700                  --                    --        150,000

Lawrence J. Krueger.......................  1999   $182,292   $140,000            $144,165              $158,886(6)      22,725
 Executive Vice President                   1998    180,112    100,761              33,425(3)            477,969(5)          --
 and Managing Director,                     1997    170,013    125,382                  --                    --             --
 Midwest Region

Robert K. Wiberg..........................  1999   $171,875   $141,150(2)         $  4,228              $166,310(6)      23,790
 Executive Vice President                   1998    164,167    112,000               5,224               136,563(5)      50,000
 and Managing Director,                     1997    145,867     54,556               1,727                    --             --
 Mid-Atlantic and
 Southeast Regions

Christopher M. Hipps......................  1999   $156,667   $ 50,000(2)         $ 98,385(4)           $101,990(6)      34,600
 Senior Vice President and                  1998    125,000     75,000             259,408(4)            136,563(5)       5,000
 Managing Director,                         1997     95,000         --             292,099(4)                 --             --
 Western Region
________________________

(1) Bonuses represent amounts earned by the respective executive officers during the referenced year, although paid subsequent to such year. The Company historically pays bonuses each March for the prior year.
(2) These amounts represent bonuses for 1999, however, Messrs. August, Wiberg and Hipps elected to defer all or a portion pursuant to the KEYSOP Deferred Compensation Plan.

(3) Represents amounts paid by the predecessor of the Manager (the "Predecessor Company") to the indicated named executive officers for services rendered to the Predecessor Company prior to the initial public offering.
(4) Represents amounts paid to Mr. Hipps in his capacity as a leasing agent prior to his promotion to Senior Vice President and Managing Director of the Western Region in April 1999.
(5) Represents the value, as of the grant date on February 6, 1998, of 17,500, 5,000 and 5,000 Common Shares granted to Messrs. Krueger, Wiberg and Hipps, respectively.
(6) Represents the value, as of the grant date on March 1, 2000 of 25,000, 18,000, 7,727, 8,088, and 4,960 Common Shares granted to Messrs. Prentiss, August, Krueger, Wiberg and Hipps, respectively, as incentive compensation awards under the 1996 Share Incentive Plan based on the Company's performance in 1999. As of March 1, 2000, Messrs. Prentiss, August, Krueger, Wiberg and Hipps had no other restricted stock holdings other than the grants on March 1, 2000.
(7) All options referenced in 1999 were granted on March 1, 2000 as incentive compensation awards under the 1996 Share Incentive Plan based on the Company's performance in 1999, except that 20,000 of Mr. Hipps' options were granted to Mr. Hipps in April of 1999 in connection with his promotion to Senior Vice President and Managing Director of the Western Region.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding grants of options to the Company's named executive officers during the 1999 fiscal year. The options were granted pursuant to the Company's 1996 Share Incentive Plan. No SARs were granted during the 1999 fiscal year. For additional information on and certain terms of options, see "--1996 Share Incentive Plan."

                                                    Individual Grants
                                                    -----------------
                                                                                                   Potential Realizable
                                                                                                         Value at
                            Number of                      Options                                Assumed Annual Rates of
                            Securities       % of         Granted to     Exercise                 Stock Price Appreciation
                            Underlying      Options         Employee     or Base                  for Option Term ($)(2)
                             Options       Granted (1)     in Fiscal      Price     Expiration    ----------------------
Name                         Granted          (1)             Year      ($/share)      Date       5% ($)        10% ($)
----                        -----------     ------           --------   ---------    ---------    -------      ---------
Christopher M. Hipps             20,000         4.3%        4/15/99     $19.8750     4/15/09     249,986         633,512
Michael V. Prentiss              75,000        16.2%        3/01/00     $19.9375     3/01/10     940,387       2,375,669
Thomas F. August                 55,000        11.9%        3/01/00     $19.9375     3/01/10     689,617       1,742,157
Christopher M. Hipps             14,600         3.1%        3/01/00     $19.9375     3/01/10     183,062         462,464
Lawrence J. Krueger              22,725         4.9%        3/01/00     $19.9375     3/01/10     284,937         719,827
Robert K. Wiberg                 23,790         5.1%        3/01/00     $19.9375     3/01/10     298,290         753,562

________________________
(1) Represents the percentage of options granted to all employees during 1999. Options to purchase a total of 463,875 Common Shares were granted in 1999.
(2) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future prices of our Common Shares. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Shares, the option holder's continued employment through the option period, and the date on which the options are exercised.

Option Exercises in Last Fiscal Year

     The following table sets forth certain information regarding the exercise of stock options during the last completed year and the fiscal year-end value of unexercised options held by the named executive officers as of December 31, 1999. For additional information on and certain terms of options, see "--1996 Share Incentive Plan." No options were exercised in 1999.

                                     Number of Securities
                                    Underlying  Unexercised           Value of Unexercised In-the-Money Options at
                                  Options at Fiscal Year-End                        Fiscal Year-End(1)
                            ---------------------------------------                 -------------------
           Name                Exercisable         Unexercisable          Exercisable              Unexercisable
--------------------------  ------------------  -------------------  ----------------------  -------------------------
Michael V. Prentiss.......             386,762              200,000                $531,798                         $0
Thomas F. August..........             173,944              150,000                 239,173                          0
Lawrence J. Krueger.......             125,000                    0                 103,125                          0
Robert K. Wiberg..........              66,667               33,333                  34,375                          0
Christopher M. Hipps......              21,667               23,333                  27,500                          0

________________________
(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the closing price of the Common Shares on the New York Stock Exchange of $21.375 per Common Share on December 31, 1999.

Savings Plan

     The Company, Prentiss Properties Acquisition Partners, L.P. (the "Operating Partnership") and designated subsidiaries, including the Manager (each, a "Participating Employer"), have adopted, the Employee Savings Plan & Trust (the "401(k) Plan") of the Predecessor Company, which originally adopted the 401(k) Plan in 1987. Prior service with the Predecessor Company is credited in full as service with the Company or a Participating Employer for all purposes under the 401(k) Plan, including eligibility and vesting.

     Each employee of the Company and a Participating Employer may enroll in the 401(k) Plan on March 1, June 1, September 1, and December 1 after completing one year and 1,000 hours of service and attaining age 21 (an enrolled employee is a "Plan Participant"). Plan Participants are immediately vested in their pre-tax and after-tax contributions, matching and discretionary Company contributions, and earnings thereon.

     The 401(k) Plan permits each Plan Participant to elect to defer up to 15% of base compensation, subject to the annual statutory limitation ($10,000 for 1999 and 1998 and 9,500 for 1997 and 1996) prescribed by Section 402(g) of the Internal Revenue Code, on a pre-tax basis. Plan Participants may also elect to make an after-tax contribution of up to 8% of their base compensation. The Company and the Participating Employers will make matching contributions equal to 25% of amounts deferred up to 6% of the Participant's compensation.

Share Purchase Plan

     The Company has adopted a Share Purchase Plan. Under the Share Purchase Plan, employees of the Company, the Operating Partnership, and designated subsidiaries, including the Manager, are able to purchase Common Shares directly from the Company at a 15% discount to the then-current market value at the date of purchase. Purchases may be made by any employee with more than one full year of continuous employment on the last business day of each June and December. An employee's purchases, on an annual basis, under the Share Purchase Plan will be limited to the lesser of 20% of the employee's base salary or $25,000. The maximum number of Common Shares that may be purchased under the Share Purchase Plan is 500,000. Employees who participate in the plan will recognize income, and the Company will be allowed a business expense deduction, equal to the discount at the time of a purchase.

KEYSOP Deferred Compensation Plan

  The Company has adopted a Key Employee Share Option Plan (the "KEYSOP Deferred Compensation Plan"). Pursuant to the KEYSOP Deferred Compensation Plan, officers and other employees of the Company, the Operating Partnership and designated subsidiaries, including the Manager, who earn bonuses have the option of deferring the payment of such bonuses. Such deferred compensation may be used to purchase Common Shares at a 15% discount to the then-current market value at the date of the purchase, which is the same discount available to all employees under the Share Purchase Plan, or other investments offered through the KEYSOP Deferred Compensation Plan. If a participant elects to purchase Common Shares with the deferred bonus compensation, the Company would purchase Common Shares on the open market and place them in a trust for the benefit of such participant. Such trust may deliver Common Shares held for the benefit of a participant beginning 6 months from the date they were placed in the trust. The purpose of the KEYSOP Deferred Compensation Plan is to provide a vehicle for the payment of compensation otherwise payable to the participants, in a form that will provide incentives and rewards for meritorious performance and encourage the participants' continuance as employees. The KEYSOP Deferred Compensation Plan is administered by the Compensation Committee.

1996 Share Incentive Plan

     Prior to the Company's initial public offering, the Board of Trustees adopted, and the sole shareholder of the Company approved, the 1996 Share Incentive Plan for the purpose of attracting and retaining executive officers, Trustees and employees. The 1996 Share Incentive Plan is administered by the Compensation Committee (the "Administrator") of the Board of Trustees, or its delegate. The Compensation Committee may not delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act.

     Officers and other employees of the Company, the Operating Partnership and designated subsidiaries, including the Manager, generally will be eligible to participate in the 1996 Share Incentive Plan. The Administrator selects the individuals who will participate in the 1996 Share Incentive Plan (the "Participants"). No Participant may be granted, in any calendar year, options to purchase more than 390,000 Common Shares or SARs that cover more than 390,000 Common Shares. Options granted with tandem SARs shall be treated as a single award for purposes of applying the limitation in the preceding sentence. No Participant may be issued, in any calendar year, more than 50,000 Common Shares pursuant to an award of Restricted Shares (defined below) or Performance Shares (defined below).

     The 1996 Share Incentive Plan currently authorizes the issuance of up to 4,500,000 Common Shares. The Plan provides for the grant of (i) share options not intended to qualify as incentive share options under Section 422 of the Internal Revenue Code, (ii) Performance Shares, (iii) SARs, issued alone or in tandem with options, (iv) Restricted Shares, which are contingent upon the attainment of performance goals or subject to vesting requirements or other restrictions and (v) incentive awards. The Administrator prescribes the conditions that must occur for Restricted Shares to vest or for Performance Shares to vest and incentive awards to be earned.

     The Company's incentive compensation awards are designed to reward and motivate key employees for achieving financial and operational objectives and increasing long term value of the Common Shares. Incentive compensation is paid annually through a combination of stock option and restricted stock awards based upon the achievement of target objectives for certain performance measures for the most recently completed fiscal year. The Administrator uses equal weightings of total shareholder return and the Company's performance relative to its peer group of REITs as its primary performance measures for determining incentive compensation awards. To a lesser degree, such determination will also be influenced by growth in funds from operations per share, and for certain participants, the performance of the employee's department or division. Incentive compensation amounts actually paid are determined based on whether the "threshold," "target" or "maximum" pre-determined levels for each performance measure are met. If target performance is achieved each participant's total compensation will be between the median and 75th percentile of the market competitive incentive remuneration practices found among the Company's peer group of REITs. Should the Company exceed its target performance levels the total compensation to each participant should approximate the 75th percentile of such competitive practices, while if less than target performance is achieved the total compensation will be substantially below the median of such competitive practices. Annual incentives will not be awarded if the "threshold" levels of performance are not realized.

     The Company believes that its incentive award program further aligns the interests of its executives with those of the Company's shareholders since share-related compensation is directly tied to shareholder value. Stock options and restricted shares awarded under this aspect of the 1996 Share Incentive Plan vest 33.3% per annum beginning one year following the anniversary of the award grant.

     In connection with the grant of options under the 1996 Share Incentive Plan, the Administrator will determine the option exercise period and any vesting requirements. An option may be exercised for any number of whole shares less than the full number for which the option could be exercised. A Participant will have no rights as a shareholder with respect to Common Shares subject to his or her option until the option is exercised. To the extent an option has not become exercisable at the time of a Participant's termination of employment, it will be forfeited unless the Administrator exercises its discretion to accelerate vesting for the Participant. If a Participant is terminated due to dishonesty or similar reasons, all unexercised options, whether vested or unvested, will be forfeited. Any Common Shares subject to options which are forfeited (or expire without exercise) pursuant to the vesting requirement or other terms established at the time of grant will again be available for grant under the 1996 Share Incentive Plan. The exercise price of options granted under the 1996 Share Incentive Plan may not be less than the fair market value of the Common Shares on the date of grant. Payment of the exercise price of an option granted under the 1996 Share Incentive Plan may be made in cash, cash equivalents acceptable to the Compensation Committee or, if permitted by the option agreement, by exchanging Common Shares having a fair market value equal to the option exercise price.

     As of March 17, 2000 there were 7 Trustees and approximately 675 employees of the Company eligible to receive options under the 1996 Share Incentive Plan. As of March 17, 2000, 3,294,812 options had been granted under the 1996 Share Incentive Plan, 75,668 of which had been exercised, 480,578 of which had been forfeited and 2,738,566 of which remained outstanding as of such date. A total of 1,685,766 Common Shares remain available for grant as of March 17, 2000. To see a table setting forth information regarding grants of options to the Company's executive officers during the 1999 fiscal year, see "-Option Grants in Last Fiscal Year." No SARs were granted under the 1996 Share Incentive Plan in 1999.

     No option, SAR, Restricted Shares, incentive award or Performance Shares may be granted under the 1996 Share Incentive Plan after December 31, 2006. The Board of Trustees may amend or terminate the 1996 Share Incentive Plan at any time, but an amendment will not become effective without shareholder approval if the amendment materially (i) increases the number of shares that may be issued under the 1996 Share Incentive Plan (other than adjustments provided in the 1996 share Incentive Plan); (ii) changes the eligibility requirements; or (iii) increases the benefits that may be provided under the 1996 Share Incentive Plan. No amendment will affect a Participant's outstanding award without the Participant's consent.

Trustees' Share Incentive Plan

     Pursuant to the Trustees Plan, the Company may grant nonqualified options to purchase Common Shares to the Company's Independent Trustees. Pursuant to the Trustees Plan, each Independent Trustee receives quarterly grants of Common Shares having a fair market value of approximately $5,000 on the date of issuance. Each Independent Trustee automatically receives an option for 10,000 Common Shares on the date of the first Board of Trustees meeting following the annual meeting of shareholders at which the Independent Trustee is first elected to the Board of Trustees. However, an Independent Trustee who is first elected or appointed to the Board of Trustees other than at an annual meeting of shareholders will receive an option for 10,000 Common Shares on the date of such election or appointment. Independent Trustees are granted options to purchase 5,000 Common Shares annually on July 1. The Board of Trustees has approved, and is submitting to the Shareholders for their approval, an amendment to the Trustees' Plan that increases (i) the annual fee of the Company's Independent Trustees from $20,000 to $25,000 per year payable in quarterly grants of Common Shares and (ii) the number of options to purchase Common Shares granted annually to the Independent Trustees from 5,000 to 7,500. See "Proposal Two - Amendment of the Trustees' Share Incentive Plan."

     The exercise price of options granted under the Trustees Plan is the fair market value of a Common Share on the date of grant. Options granted under the Trustees Plan upon election or appointment of an Independent Trustee become exercisable for 2,500 shares on each of the first through fourth anniversaries of the date of grant, provided that the Trustee is a member of the Board of Trustees on such anniversary date. Annual options granted to an Independent Trustee are fully vested and exercisable when granted. The maximum number of Common Shares issuable under the Trustees Plan is 200,000 Common Shares.

Trustee Compensation

     Currently, Trustees who are executive officers or employees of the Company receive no compensation as such for service as members of either the Board of Trustees or committees thereof. Independent Trustees receive a fee of $1,250 plus expenses for attendance in person at each meeting of the Board of Trustees, $500 for each telephonic meeting of the Board of Trustees and $750 for each committee meeting attended. The fee for attending committee meetings is only paid when a committee meeting is not held on the same day as a meeting of the Board of Trustees. Independent Trustees are also eligible to receive Common Shares and options to purchase Common Shares pursuant to the Trustees Plan as discussed above. See "--Trustees' Share Incentive Plan" and "Proposal Two-Amendment of the Trustees' Share Incentive Plan."

Employment Agreements

     Messrs. Prentiss and August entered into employment agreements with the Company on October 22, 1996. These agreements were amended, effective January 1, 1998, by the Compensation Committee of the Board of Trustees. Each agreement, as amended, is for an initial term of three years, which will be automatically renewed for successive one-year periods unless otherwise terminated. The agreements provide for 1998 base annual compensation of $275,000 for Mr. Prentiss and $245,000 for Mr. August and incentive compensation to be determined by the Compensation Committee. Each employment agreement provides that the Compensation Committee may approve increases in the base salaries. Each of the employment agreements provides for certain severance payments in the event of a change in control of the Company, disability or termination by the Company without cause or by the employee with cause. No other employee of the Company is employed pursuant to an employment agreement.

     The terms of Messrs. Prentiss' and August's employment agreements require that Messrs. Prentiss and August devote substantially all of their business time to the affairs of the Company. These agreements also, subject to certain exceptions, prohibit them from engaging, directly or indirectly, during the term of their employment or the Noncompetition Period (as defined below), in any activity anywhere in the U.S. that competes with the Company (the "Competitive Activities"). These provisions of each employment agreement survive the termination of such agreement until the expiration of the Noncompetition Period. The "Noncompetition Period" is the period beginning on the date of the termination of employment with the Company and ending on the second anniversary of such date.

     Mr. DuBois entered into a noncompetition agreement with the Company on October 22, 1996 that, subject to certain limited exceptions, prohibits him from engaging, directly or indirectly, in Competitive Activities in the Southeastern U.S. and the Southwestern U.S. during the Noncompetition Period. In the event of an involuntary termination of Mr. DuBois' employment, the agreement does not prohibit him from engaging in Competitive Activities, but, during the Noncompetition Period, does prohibit him from (i) soliciting any employee of the Company to leave his or her job and (ii) soliciting any client or identified potential client of the Company during the Noncompetition Period.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

To the Board of Trustees of Prentiss Properties Trust:

     The Compensation Committee is responsible for establishing and administering compensation policies, establishing salaries of and awarding performance-based bonuses to the Company's executive officers, and determining awards of restricted shares and grants of share options under the Company's share plans. The Compensation Committee's policy is to devise and implement compensation for the Company's officers and employees which shall be commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies that are deemed by the Compensation Committee to be comparable to the Company. The Compensation Committee of the Board of Trustees is comprised of Messrs. Hynes, Riggs and Wilson. None of the members of the Compensation Committee is an employee or officer of the Company.

Base Compensation and Bonuses

     Pursuant to the directive of the Compensation Committee and the Board of Trustees of the Company, the compensation of the executive officers for 1999 was established as follows:

                       Executive Officer                               Annual Base Salary
----------------------------------------------------------------  ----------------------------
Michael V. Prentiss, Chairman of the Board                                 $302,500        (1)
Thomas F. August, President and CEO                                         269,500        (1)
Lawrence J. Krueger, Executive Vice President                               183,750        (2)
Robert K. Wiberg, Executive Vice President                                  173,250        (2)
Christopher M. Hipps, Senior Vice President                                 172,500        (2)

_______________________
(1) The base salary for Messrs. Prentiss and August is paid by the Operating Partnership.

(2) The base salary for Messrs. Krueger, Wiberg and Hipps is paid by the Manager.

     The Compensation Committee will determine annually a bonus plan for the Company's officers, with any future Common Share bonus awards to be issued to the executive officers through the 1996 Share Incentive Plan.

Share Options under the 1996 Share Incentive Plan

     The Compensation Committee approved the grant of share options to the following executive officers pursuant to the 1996 Share Incentive Plan, as follows:

                                                                      Number of Shares Subject to Options
                                                           ----------------------------------------------------------
                                                                1996            1997            1998         1999
                    Executive Officer                          Awards          Awards          Awards       Awards
                    -----------------                      --------------  ---------------  ------------   ---------
Michael V. Prentiss, Chairman of the Board                        386,762          200,000            --       75,000
Thomas F. August, President and CEO                               173,944          150,000            --       55,000
Lawrence J. Krueger, Executive Vice President                     125,000               --            --       22,725
Robert K. Wiberg, Executive Vice President                         50,000               --        50,000       23,790
Christopher M. Hipps, Senior Vice President                        20,000               --         5,000       34,600

     The 1996 options vest with each officer at the rate of 33 1/3% per year over a three-year period commencing on the date of grant. The exercise price for each option is $20.00 for the options granted on October 16, 1996, and $23.375 for the options granted on December 17, 1996, which represent the price of the Common Shares in the Company's initial public offering on October 16, 1996, and the closing price for the Common Shares on the New York Stock Exchange on December 17, 1996, respectively.

     The 1997 options were granted on May 6, 1997 to Messrs. Prentiss and August and vest at the rate of 331/3% per year over a three-year period commencing on the third anniversary of the date of grant. The exercise price for each option is $23.625, which represents the closing price for the Common Shares on the New York Stock Exchange on May 6, 1997.

     On February 6, 1998, Mr. Wiberg, Executive Vice President and Managing Director of the Mid-Atlantic and Southeast Regions, was granted 50,000 options to purchase shares which vest at the rate of 33 1/3% per year over a three-year period commencing on the date of grant. The exercise price is $27.312, which represents the closing price for the Common Shares on the New York Stock Exchange on February 6, 1998.

     On November 30, 1998, Mr. Hipps, Senior Vice President and Managing Director of the West Region was granted 5,000 options to purchase shares which vest at the rate of 33 1/3% per year over a three year period commencing on the date of grant. The exercise price is $23.375, which represents the closing price for the Common Shares on the New York Stock Exchange on November 30, 1998. Also, on April 15, 1999, Mr. Hipps was granted 20,000 options to purchase shares which vest at the rate of 33 1/3% per year over a three year period commencing on the date of the grant. The exercise price is $19.8750, which represents the closing price for the Common Shares on the New York Stock Exchange on April 15, 1999.

     Based upon the Company's performance for the 1999 fiscal year, the Company's named executive officers were awarded incentive compensation in the form of stock options and restricted stock grants on March 1, 2000. The options and restricted stock were granted pursuant to the Company's 1996 Share Incentive Plan and are listed in the long-term compensation columns of the Summary Compensation Table.

     None of the above-referenced options have been exercised. The Compensation Committee may also award shares of Restricted Shares, performance shares or SARs to the Company's executive officers pursuant to the 1996 Share Incentive Plan. No such awards have been made.

Chairman of the Board and CEO Compensation

     In determining the appropriate compensation for the Company's Chairman of the Board and Chief Executive Officer, the Compensation Committee is guided by the Company's performance, competitive practices, and the Compensation Committee's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. Appropriate adjustments in the compensation of the Company's Chairman of the Board and Chief Executive Officer are considered concurrently with similar adjustments made for the Company's other executive officers.

     [Specifically, the Company's Chairman of the Board and Chief Executive Officer receive annual incentive compensation 80% of which is based upon minimal, threshold, target and high levels set for per share funds from operations and total shareholder return and 20% of which is based upon the achievement of goals established by the Compensation Committee and performance relative to industry peers.]

     Messrs. Prentiss' and August's compensation was adjusted to $302,500 and $269,500, respectively, in 1999 for 1999. In addition, Messrs. Prentiss and August received a bonus in March 2000 for the 1999 year of $363,000 and $269,500, respectively. Bonuses were paid in 1999 for 1998 to Mr. Prentiss in the amount of $299,063 and to Mr. August in the amount of $221,113 and in 1998 for 1997 to Mr. Prentiss in the amount of $235,913 and to Mr. August in the amount of $209,700. In determining these amounts, the Compensation Committee reviewed cash compensation levels for executive officers of other publicly traded REITs with approximately comparable levels of capitalization as the Company and for various other REITs as reported by the National Association of Real Estate Investment Trust's annual Study of Executive Compensation, prepared by FPL Associates, an independent executive compensation consulting firm based in Chicago, Illinois.

     This report has been furnished by the members of the Compensation
Committee.

                         Thomas J. Hynes, Jr.
                         Leonard M. Riggs, Jr.
                         Lawrence A. Wilson


                               PERFORMANCE GRAPH

     The following performance graph compares the change in the cumulative total shareholder return on the Common Shares for the period October 22, 1996, which was the first day the Common Shares traded on the New York Stock Exchange, through December 31, 1999, with the changes in the S&P 500 Index, the SNL Securities Office/Industrial REIT Index and the National Association of Real Estate Investment Trusts Equity Index (the "NAREIT Equity Index") for the same period. The performance graph assumes a base share price of $100 for the Common Shares on October 22, 1996 and each index for comparative purposes. Total return equals appreciation in share price plus dividends paid, and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance. Information in the performance graph was compiled by SNL Securities L.C.

                                    [GRAPH]


             Period Ending
INDEX                             10/16/1996   12/31/1996   6/30/1997   12/31/1997   6/30/1998   12/31/1998   6/30/1999  12/31/1999
Prentiss Properties Trust Inc.        100.00       126.57      133.72       149.98      134.84      128.32      141.33      133.33
S&P 500                               100.00       105.54      127.29       140.77      165.70      180.95      203.35      219.03
SNL Office/Industrial REITs           100.00       119.60      124.40       150.15      139.61      124.24      135.49      127.77
NAREIT All Equity REIT Index          100.00       117.04      123.71       140.75      133.67      116.11      121.66      110.75

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of March 17, 2000, regarding each person known to the Company to be the beneficial owner of more than 5% of its Common Shares outstanding. Unless otherwise indicated, such Common Shares are owned directly and the indicated entity has sole voting and investment power with respect thereto.

                                      Amount and
                                      Nature of
  Name and Address                    Beneficial     Percent of
  of Beneficial Owner                 Ownership      Class (1)
------------------------------------  ------------   ----------
CRA Real Estate Securities, LP          2,945,504 (2)     8.2%
  259 N. Radnor Chester Road
  Suite 205
  Radnor,  PA  19087

Scudder Kemper Investments, Inc.        2,994,600 (3)     8.3%
  345 Park Avenue
  New York, New York 10154

____________________
(1) Based on 36,073,247 Common Shares outstanding as of March 17, 2000.

(2) Based solely upon information contained in the Schedule 13G/A, filed with the SEC on February 14, 2000.

(3) Based solely upon information contained in the Schedule 13G/A, filed with the SEC on January 28, 2000.

Security Ownership of Management

  The following table sets forth the beneficial ownership of Common Shares as of March 17, 2000, by (i) each person who is a trustee or executive officer of the Company and (ii) the trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person has sole voting and investment power.

                                                                    Number of Shares
                                                                    ----------------
                                                                      Beneficially                   Percent of All
                                                                      ------------                  ---------------
Name of Beneficial Owner                                                 Owned(1)                  Common Shares (1)
------------------------                                                 --------                  -----------------
Michael V. Prentiss.....................................               3,023,492 (2)                       8.148%
Thomas F. August........................................                 558,488 (3)                       1.505%
Thomas J. Hynes, Jr.....................................                  20,849 (4)                           *
Barry J.C. Parker.......................................                  24,849 (4)                           *
Dr. Leonard M. Riggs, Jr................................                  27,349 (4)                           *
Ronald G. Steinhart.....................................                  29,849 (4)                           *
Lawrence A. Wilson......................................                  19,849 (4)                           *
Michael A. Ernst........................................                     39,225                            *
Dennis J. DuBois........................................                    293,445                            *
Lawrence J. Krueger.....................................                    167,528                            *
Robert K. Wiberg........................................                     97,520                            *
Christopher M. Hipps....................................                     40,579                            *
Richard J. Bartel.......................................                    113,626                            *
                                                        --------------------------------------------------------
All Trustees and executive officers as a group (13                        4,452,648                       12.000%
 persons)

____________________
* Less than 1%.

(1) In computing the number of Common Shares beneficially owned by a person, Common Shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of the record date are deemed outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage for any other person. In addition, the computation of the number of Common Shares beneficially owned by a person assumes that all units of beneficial interest in the Operating Partnership (the "Units") held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating the percentage of all Common Shares and Units assumes that all of the Units held by other persons are redeemed for Common Shares.

(2) Includes 386,762 of the 661,762 Common Shares issuable upon the exercise of options granted under the 1996 Share Incentive Plan, 461,762 of which vest in equal installments on each of the first three anniversaries of the date of the grant and 200,000 Common Shares which vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. Includes Units redeemable for 262,733 Common Shares and includes Units redeemable for 333,387 Common Shares which are held in a trust of which Mr. Prentiss is not a trustee, and of which Mr. Prentiss disclaims beneficial ownership. Includes 896,878 Common Shares owned by certain Grantor Retained Annuity Trusts established by Mr. Prentiss, of which Mr. Prentiss disclaims beneficial ownership.

(3) Includes 173,944 of the 378,944 Common Shares issuable upon the exercise of options granted under the 1996 Share Incentive Plan, 228,944 of which vest in equal installments on each of the first three anniversaries of the date of the grant and 150,000 which vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. Includes Units redeemable for 88,576 Common Shares. Includes 116,518 Common Shares owned by certain Grantor Retained Annuity Trusts established by Mr. August, of which Mr. August disclaims beneficial ownership.

(4) The Independent Trustees receive a fee of $20,000 per year payable quarterly in Common Shares and 5,000 share options which vest immediately. The table includes the vested portion of the 10,000 Common Shares issuable upon the exercise of options granted under the Trustees Plan, which vest in equal installments over a four-year period on the anniversary date of the grant and includes 5,000 Common Shares issuable upon the exercise of options granted under the Trustee's Plan on July 1, 1999, which were fully vested.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sharing of Offices and Employees

     The Company shares executive offices and certain employees with the Manager. Each of the Company and the Manager bears its share of costs including allocable portions of rent, salaries, office expenses, employee benefits and various fixtures and equipment. To the extent that services are provided between the companies, such estimated costs are allocated to the related party. The total estimated costs allocated between the Company and the Manager from January 1, 1999 throughout December 31, 1999 totaled $3,500,000.

Officer Loan Program

     In June 1999, the Operating Partnership granted certain employees (the "Borrowers") of the Company, the Operating Partnership, and designated subsidiaries, including the Manager, loans (the "Loans"). Each unsecured Loan has a term of five years, accrues interest at 7% per annum and is with recourse as to the Borrower. Borrowers will make payments to the Operating Partnership quarterly at a rate equal to the original principal amount of the Loans multiplied by the percentage obtained by dividing the amount of the quarterly dividend declared by the Company per Common Share by the closing price of a Common share on the date(s) amounts were advanced.

     The Loans contain loan forgiveness provisions with the purpose of securing the continued and future employment services of the Borrowers. One-third of the unpaid principal amount of each Loan will be forgiven on the third, fourth and fifth anniversaries of the Loan grant, provided that there has been no default by the Borrower, including termination of the Borrower's employment.

     The aggregate amount of all Loans was $4,200,000. The amount of indebtedness of the executive officers of the Company is set forth in the table below.

                   Name                                 Loan Balance
                   ----                                 ------------
            Thomas F. August                            $450,000.00
            Robert K. Wiberg                             350,000.00
            Lawrence J. Krueger                          350,000.00
            Dennis J. DuBois                             350,000.00
            Richard J. Bartel                            300,000.00
            Michael A. Ernst                             200,000.00
            Christopher M. Hipps                         200,000.00
            Peter O. Hausmann                            200,000.00

                                  PROPOSAL TWO
                 AMENDMENT OF THE TRUSTEES SHARE INCENTIVE PLAN

Proposed Amendment

     On February 9, 2000, the Board of Trustees approved the Third Amendment to the Trustees Plan (the "Third Amendment"), subject to Shareholder approval at the Annual Meeting. The Third Amendment increases (i) the annual fee of the Company's Independent Trustees to $25,000 per year payable in quarterly grants of Common Shares and (ii) the number of options to purchase Common Shares granted annually to the Independent Trustees to 7,500. The Third Amendment will not be implemented if it is not approved by a majority of the votes cast at the Annual Meeting by Shareholders present in person or by proxy.

Recommendation

     The Board of Trustees believes that increasing the fair market value of the quarterly grants of Common Shares and increasing the number of Common Share options granted annually is necessary to maintain a competitive package of compensation for its Independent Trustees and that grants of options to purchase Common Shares align the interests of the Independent Trustees with the interests of the holders of the Company's Common Shares. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT OF THE TRUSTEES PLAN AND BELIEVES THAT SUCH AMENDMENT IS APPROPRIATE TO COMPENSATE THE COMPANY'S INDEPENDENT TRUSTEES.

Summary of the Trustees Plan

     The following paragraphs summarize the material features of the Trustees Plan. The summary is subject, in all respects, to the terms of the Trustees Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the Trustees Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to Prentiss Properties Trust, 3890 W. Northwest Highway, Suite 400, Dallas, Texas, 75220,
Attention:  Corporate Secretary.

     Pursuant to the Trustees Plan, each Independent Trustee receives quarterly grants of Common Shares having a fair market value of approximately $5,000 on the date of issuance. Each Independent Trustee automatically receives an option for 10,000 Common Shares on the date of the first Board of Trustees meeting following the annual meeting of shareholders at which the Independent Trustee is first elected to the Board of Trustees. However, an Independent Trustee who is first elected or appointed to the Board of Trustees other than at an annual meeting of shareholders will receive an option for 10,000 Common Shares on the date of such election or appointment. Independent Trustees are granted options to purchase 5,000 Common Shares annually on July 1.

     The exercise price of options granted under the Trustees Plan is the fair market value of a Common Share on the date of grant. The exercise price of options granted under the Trustees Plan may be paid in cash, acceptable cash equivalents, Common Shares or a combination thereof. Options issued under the Trustees Plan are exercisable for ten years from the date of grant.

     Options granted under the Trustees Plan upon election or appointment of an Independent Trustee become exercisable for 2,500 shares on each of the first through fourth anniversaries of the date of grant, provided that the Trustee is a member of the Board of Trustees on such anniversary date. Annual options granted to an Independent Trustee are fully vested and exercisable when granted. To the extent an option has become exercisable under the Trustees Plan, it may be exercised whether or not the Trustee is a member of the Board on the date or dates of exercise. An option may be exercised for all or any number of whole shares less than the full number for which the option could be exercised. A Trustee will have no rights as a shareholder with respect to Common Shares subject to his or her option until the option is exercised. The maximum period during which an option may be exercised is ten years from the date of grant.

     As of March 17, 2000, options to purchase a total of 100,000 Common Shares have been granted under the Trustees Plan, and a total of 100,000 Common Shares have been granted under the Trustees Plan to Messrs. Hynes, Parker, Riggs, Steinhart and Wilson. Of the options granted under the Trustees Plan, none have been exercised and all 100,000 options remain outstanding. As of March 17, 2000, a total of 100,000 Common Shares remain available for grant under the Trustees Plan.

     The Board of Trustees may amend or terminate the Trustees Plan, but the Trustees Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. An amendment will not become effective without shareholder approval if the amendment materially changes the eligibility requirements or increases the benefits that may be provided under the Trustees Plan. No options for Common Shares may be granted and no Common Shares may be awarded under the Trustees Plan after December 31, 2002.

Effect of Federal Income Taxation on the Trustees Plan

     Stock options granted under the Trustees Plan are non-qualified stock options. The following summary of tax consequences with respect to the options that may be granted under the Trustees Plan is not comprehensive and is based upon laws and regulations in effect on March 17, 2000. Such laws and regulations are subject to change.

     There are generally no federal income tax consequences either to the option holder or to the Company upon the grant of an option. On exercise of a non-qualified option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will generally be taxable to the participant as compensation income and will generally be deductible for tax purposes by the Company. The disposition of shares acquired upon exercise of a non-qualified stock option generally will result in a capital gain or loss for the option holder, but will have no tax consequences for the Company.

     In the event any payments or rights accruing to an option holder upon a "change in control" constitute "parachute payments" under Section 280G of the Internal Revenue Code, depending upon the amount of such payments or rights accruing and the other income of the option holder from the Company, the option holder may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction to the extent such payments might constitute "excess parachute payments" under Section 280G of the Internal Revenue Code.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     The Board of Trustees will provide for the presentation of proposals by shareholders at the 2001 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals, and the Company's bylaws, a copy of which is available upon written request from the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the 2001 annual meeting of shareholders of the Company must be in writing and must be received by the Company at its executive offices on or before December 1, 2000, for inclusion in the Company's proxy statement and the form of proxy relating to the 2001 annual meeting.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP has served as independent auditors for the Company and its subsidiaries for the year ended December 31, 1999 and will continue to so serve for the year ending December 31, 2000 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the SEC into which this Proxy Statement is incorporated by reference, the material under the headings "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be incorporated into such future filings.

                          ANNUAL REPORT AND FORM 10-K

     Accompanying this Proxy Statement is a copy of the Company's Annual Report to Shareholders for the year ended December 31, 1999, which contains financial and other information pertaining to the Company. Each Annual Report to Shareholders includes the Company's Form 10-K for the year ended December 31, 1999, including the financial statements and financial statement schedules filed by the Company with the SEC. The Annual Report and the Form 10-K do not form any part of the materials for the solicitation of proxies.

     The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request to Thomas F. August, the Company's President and Chief Executive Officer, at 3890 W. Northwest Highway, Suite 400, Dallas, Texas, 75220, telephone (214) 654-0886, an additional copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including the financial statements and financial statement schedules filed by the Company with the SEC.

                                 OTHER MATTERS

     The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

                         By Order of the Board of Trustees

                         /s/ MICHAEL V. PRENTISS,
                         Michael V. Prentiss,
                         Chairman of the Board

Dallas, Texas
March 31, 2000

                                    Annex A

                                THIRD AMENDMENT
                                       TO
                         THE PRENTISS PROPERTIES TRUST
                         TRUSTEES' SHARE INCENTIVE PLAN


          The Trustees' Share Incentive Plan of Prentiss Properties Trust shall be amended as follows effective as of _______, 2000:

     1. Article V, Section 5.01 shall be struck, and the following shall be inserted in its place:

     "5.01  Grants.  On each Quarterly Award Date, each Participant will be
            ------
     awarded a whole number of Shares having an aggregate Fair Market Value on that date as nearly as possible equals, but does not exceed, $6,250."

     2. Article IV, Section 4.09 shall be struck, and the following shall be inserted in its place:

     "4.09  Annual Grant.  Annually, on a date to be set by the Committee, the
            ------------
     Company shall distribute to the Participants an Option to purchase 7,500 Shares, which Option shall be immediately exercisable."

     3. As amended by the foregoing, the Plan shall remain in full force and effect.

Dated:  ____________, 2000

                         PRENTISS PROPERTIES TRUST



                         By:
                            ------------------------------
                                 Thomas F. August
                                 President and Chief Executive Officer

                                    Annex B

                           PRENTISS PROPERTIES TRUST

                            AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Trustees to be known as the audit committee. The audit committee shall be composed of Trustees who are financially literate, independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Trustees, would interfere with their exercise of independent judgment as an audit committee member.

Statement of Policy

The audit committee shall provide assistance to the corporate Trustees in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the Trustees, the independent auditors, and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Trustees and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

        . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

        . Review with the independent auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the audit committee periodically should review company policy statements to determine their adherence to the code of conduct.

 . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

 . Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors evaluation of the corporation's financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

 . Provide opportunity for Management to discuss directly with the members of the audit committee the independent auditors' performance.

 . Review accounting and financial human resources and succession planning within the company.

 . Discuss quarterly earnings results by telephone with the audit committee
  Chairman prior to their release to the public each quarter and review annual earnings with the audit committee prior to their release to the public.

 . Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each audit committee meeting with, the Board of Trustees.

        . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

 . Review the performance of the independent auditors and make recommendations to the Board of Trustees regarding the appointment, termination and independence of the independent auditors.

 . Reviewing with management and the independent auditors significant risks and exposures, audit activities and significant audit findings and include a discussion of the auditor's opinion regarding quality of numbers and disclosure.

 . Reviewing the powers of the audit committee annually and reporting and making recommendations to the Board of Trustees on these responsibilities.

 . Holding such regular meetings as may be necessary (anticipate having four each year with each meeting taking place immediately preceding the quarterly board meetings) and such special meetings as may be called by the Chairman of the audit committee.

 . Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the external audit of the Company as the audit committee may, in its discretion, determine to be advisable.

 . Elect the Chairman of the audit committee annually.

 . Discuss annually with management and the independent auditors the Company's current property market values and how such values compare to the current property book carrying values. Discuss any accounting and reporting issues resulting from such review.

 . Meet once annually with the Company's General Counsel to discuss legal matters that may have a significant impact on the financial statements.

 . Instruct the independent auditors that the audit committee expects to be advised immediately of any areas that require its special attention.

 . Request management to advise the audit committee when it seeks a second opinion on a significant accounting issue and when independent auditors other than the primary independent auditor are to be used and the rationale for using them.

 . Review the Company's Policy Guide on Standards of Conduct and management's procedures for monitoring and ensuring compliance.

 . Annually review this Charter for its adequacy.

[X] Please mark your
    votes as in this
    example.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2. This proxy will be voted, in the discretion of proxyholders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

-----------------------------------------------------------------------------------------------------------------------------------
The Board of Trustees recommends a vote FOR such nominee and FOR amendment to the Trustees Plan.
-----------------------------------------------------------------------------------------------------------------------------------
1. Election of two         FOR      WITHHELD                  2. Amendment to the Trustees Plan     FOR    AGAINST  ABSTAIN
   Class 1 members to      [ ]        [ ]                        to increase (i) the annual fee of  [ ]      [ ]      [ ]
   the Board of                                                  the Company's Independent
   Trustees.                                                     Trustees to $25,000 per year
                                                                 payable in quarterly grants of
Nominees:  Thomas F. August                                      Common Shares and (ii) the
           Lawrence A. Wilson                                    number of options to purchase
                                                                 Common Shares granted annually
                                                                 to the Independent Trustees to
For each of the nominees other than the following, for           7,500.
which vote is withheld:

----------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

                                Note: Please sign exactly as name apears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                                -----------------------------------------------
                                SIGNATURE(S)


                                -----------------------------------------------
                                NAME (Please Print)             DATE


                           PRENTISS PROPERTIES TRUST

             Proxy Solicited on Behalf of Trustees of the Company
                    For the Annual Meeting on May 10, 2000

          The undersigned hereby constitutes and appoints Gregory S. Imhoff, Secretary and J. Kevan Dilbeck, General Counsel and each of them (the "Proxy Committee"), his or her true and lawful agents and proxies, with full power of substitution in each to represent the undersigned at the annual meeting of shareholders of Prentiss Properties Trust to be held at the Embassy Suites Hotel, 3880 W. Northwest Highway, Dallas, Texas 75220, on Wednesday, May 10, 2000, and at any adjournments or postponements thereof, on all matters coming before said meeting.

          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 31, 2000 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment or postponement thereof.

          You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Trustee's recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card. Action taken pursuant to this proxy card will be effective as to all the shares (whether common or preferred, and if preferred, of any class or series) that you own.